Exhibit 99.1        Press Release dated July 23, 2015

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES SECOND QUARTER RESULTS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD) today announced its second quarter 2015 results.

Results of Operations for the Three Months Ended June 30, 2015, Compared with the Three Months Ended June 30, 2014

Overview

Net sales increased 4.2% to $216.7 million in the second quarter of 2015 from $207.9 million in the second quarter of 2014. The Company had net income of $21.5 million in the second quarter of 2015 compared to $20.5 million in the second quarter of 2014. Diluted net income per common share was $0.43 for the second quarter of 2015 compared to $0.42 for the second quarter of 2014.

Net sales

The Company's net sales increased in the North America segment and decreased in the Europe segment in the second quarter of 2015 compared to the second quarter of 2014.

•	Segment net sales:

◦
North America – Net sales increased 8.8% in the second quarter of 2015 compared to the second quarter of 2014 due to increased unit sales volumes in the United States on improved economic activity. Canadian net sales decreased mostly due to the effects of foreign currency translations, partly offset by increased unit sales volumes. The Company calculated that Canada's second quarter 2015 net sales were negatively affected by approximately $1.5 million due to the Canadian dollar weakening against the United States dollar. In Canadian dollars, Canada's overall net sales increased in the second quarter of 2015 compared to the second quarter 2014.

◦
Europe – Net sales decreased 12.6% in the second quarter of 2015 compared to the second quarter of 2014, mostly due to the effects of foreign currency translations. Net sales were also affected by an increase in unit sales volume and a slight decrease in average sales prices. The Company calculated that Europe's second quarter 2015 net sales were negatively affected by approximately $6.0 million due to European currencies weakening against the United States dollar. In local currencies, Europe's overall net sales increased in the second quarter of 2015 compared to the second quarter 2014.

•	Consolidated net sales channels and product groups:

◦
Net sales to contractor distributors, lumber dealers, dealer distributors and home centers increased in the second quarter of 2015 compared to the second quarter of 2014, due to increased home construction activity.

◦
Wood construction product net sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 85% of total Company net sales in the second quarters of both 2015 and 2014.

◦
Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 15% of total Company net sales in the second quarters of both 2015 and 2014.

Gross profit

Gross profit increased to $98.3 million in the second quarter of 2015 from $95.9 million in the second quarter of 2014. Gross profit as a percentage of net sales decreased to 45.4% in the second quarter of 2015 from 46.1% in the second quarter of 2014.

•
North America – Gross profit margin decreased slightly to 47.3% in the second quarter of 2015 from 47.9% in the second quarter of 2014, primarily as a result of increases in material, labor and warehousing costs, each as a percentage of net sales, partly offset by a decrease in factory overhead, as a percentage of net sales.

•
Europe – Gross profit margin decreased to 39.1% in the second quarter of 2015 from 40.5% in the second quarter of 2014, as a result of increases in material costs and labor, each as a percentage of sales, partly offset by a decrease in factory overhead, on increased production volumes, as a percentage of sales.

•
Product mix – The gross profit margin differential between wood construction products and concrete construction products, which have lower gross profit margins, was 15% and 13% in the second quarters of 2015 and 2014, respectively. The increased gross profit differential between the two product groups, coupled with increased concrete construction product sales in 2015, also negatively affected the gross profit margin.

Research and development and engineering expense

Research and development and engineering expense increased 4.2% to $10.5 million in the second quarter of 2015 from $10.1 million in the second quarter of 2014, primarily due to an increase of $0.3 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015 and $0.3 million in professional fees, partly offset by a decrease of $0.2 million in stock-based compensation, all of which occurred in the North America segment.

Selling expense

Selling expense decreased 5.0% to $23.0 million in the second quarter of 2015 from $24.2 million in the second quarter of 2014, primarily due to decreases of $0.8 million in professional fees, $0.4 million in personnel costs and $0.4 million in advertising and promotional costs, partly offset by an increase of $0.4 million in commissions and cash profit sharing expense.

•
North America – Selling expense decreased $0.3 million, primarily due to a decrease of $0.8 million in professional fees and $0.3 million in advertising and promotional costs for new product catalogues, partly offset by increases of $0.6 million in commissions and cash profit sharing expense and $0.3 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015.

•	Europe – Selling expense decreased $0.4 million, primarily due to a decrease of $0.5 million in personnel costs related to the effects of foreign currency translations.

•
Asia/Pacific - Selling expense decreased $0.5 million, primarily due to decreases of $0.2 million in personnel costs and $0.2 million in commissions and cash profit sharing expense, both related to the closing of three sales offices and downsizing one sales office.

General and administrative expense

General and administrative expense increased 1.0% to $29.8 million in the second quarter of 2015 from $29.5 million in the second quarter of 2014, primarily due to increases of $0.6 million in stock-based compensation expense, $0.2 million in facility maintenance expense and $0.2 million in personnel costs, partly offset by a net increase of $0.7 million in foreign currency gains.

•
North America – General and administrative expense increased $0.5 million, primarily due to increases of $0.3 million in facility maintenance expense and $0.2 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015, partly offset by a net increase of $0.2 million in foreign currency gains.

•
Europe – General and administrative expense decreased by $1.2 million, primarily due to the translation of local currencies into the United States dollar. The decreases in general and administrative expenses were partly offset by net increase of $0.5 million in foreign currency gains.

•	Administrative and Other – General and administrative expense increased by $0.7 million, primarily due to a net increase of $0.4 million in stock-based compensation expense.

Income taxes

The effective income tax rate for the second quarter of 2015 was 38.5% as compared to 36.3% for the second quarter of 2014. The effective income tax rate was higher due to increased second quarter 2015 operating losses in the Asia/Pacific segments for which no tax benefit was recorded.

Results of Operations for the Six Months Ended June 30, 2015, Compared with the Six Months Ended June 30, 2014

Overview

Net sales increased 4.5% to $393.2 million in the first half of 2015 from $376.2 million in the first half of 2014. The Company had net income of $31.6 million in the first half of 2015 compared to $32.5 million in the first half of 2014. Diluted net income per common share was $0.64 for the first half of 2015 compared to $0.66 for the first half of 2014. An out of period adjustment recorded in the first half of 2014 relating to a non-reoccurring correction had the effect of increasing that period's net income by $1.3 million or the equivalent of $0.026 per share.

Net sales

The Company's net sales increased in the North America segment and decreased in the Europe and Asia/Pacific segments in the first half of 2015 compared to the first half of 2014.

•	Segment net sales:

◦
North America – Net sales increased 9.2% in the first half of 2015 compared to the first half of 2014 due to increased unit sales volumes in the United States on improved economic activity. Canadian net sales decreased mostly due to the effects of foreign currency translations, partly offset by an increase in unit sales volumes. The Company calculated that Canada's first half 2015 net sales were negatively affected by approximately $2.5 million due to the Canadian dollar weakening against the United States dollar. In Canadian dollars, Canada's overall net sales increased slightly in the first half of 2015 compared to the first half of 2014.

◦
Europe – Net sales decreased 14.8% in the first half of 2015 compared to the first half of 2014, mostly due to the effects of foreign currency translations. The Company calculated that Europe's first half 2015 net sales were negatively affected by approximately $10.0 million due to European currencies weakening against the United States dollar. In local currencies, Europe's overall net sales increased in the first half of 2015 compared to the first half of 2014 due to an increase in unit sales volume.

•	Consolidated net sales channels and product groups:

◦
Net sales to contractor distributors, dealer distributors, lumber dealers and home centers increased in the first half of 2015 compared to the first half of 2014, due to increased home construction activity.

◦
Wood construction product net sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 85% of total Company net sales in the first half of both 2015 and 2014.

◦
Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 15% of total Company net sales in the first half of both 2015 and 2014.

Gross profit

Gross profit increased to $175.8 million in the first half of 2015 from $173.7 million in the first half of 2014. Gross profit as a percentage of net sales decreased to 44.7% in the first half of 2015 from 46.2% in the first half of 2014, partly due to a non-reoccurring $2.3 million correction to workers' compensation expense in the North America segment that increased the Company's first half of 2014 gross profit by 0.6% of net sales and increases in material costs. Based on current information and subject to future events and circumstances, the Company estimates that its 2015 full year gross margin will be between 44% and 46%.

•
North America – Gross profit margin decreased to 46.6% in the first half of 2015 from 48.4% in the first half of 2014, primarily as a result of increases in all costs, each as a percentage of net sales. The increase in factory overhead cost as a percentage of net sales was primarily due to a non-reoccurring $2.3 million correction to workers' compensation expense that increased the first half of 2014 gross profit margin by 0.8%.

•
Europe – Gross profit margin increased slightly to 38.7% in the first half of 2015 from 38.2% in the first half of 2014, as a result of decreases in factory overhead, on increased production volumes, material costs, and warehousing costs, each as a percentage of sales, partly offset by increases in the costs of labor and shipping, as a percentage of sales.

•
Product mix – The gross profit margin differential between wood construction products and concrete construction products, which have lower gross profit margins, was 16% and 14% in the first half of 2015 and 2014, respectively. The increased gross profit differential between the two product groups, coupled with increased concrete construction product sales in 2015, also negatively affected the gross profit margin.

•
Steel prices - Given current conditions, including anti-dumping and countervailing duty trade cases filed by United States steel producers, steel prices are expected to increase during the third quarter of 2015 but there remains a great deal of uncertainty.

Research and development and engineering expense

Research and development and engineering expense increased 4.6% to $20.7 million in the first half of 2015 from $19.8 million in the first half of 2014, primarily due to an increase of $1.1 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015 in the North America segment, partly offset by a decrease of $0.3 million in stock-based compensation costs, mostly in the North America segment.

Selling expense

Selling expense decreased 0.9% to $45.6 million in the first half of 2015 from $46.0 million in the first half of 2014, primarily due to a decrease of $0.5 million in professional fees, mostly in the North America segment.

General and administrative expense

General and administrative expense increased 3.2% to $58.2 million in the first half of 2015 from $56.4 million in the first half of 2014, primarily due to increases of $1.3 million in personnel costs and $0.9 million in stock-based compensation expense, a net increase of $0.6 million in foreign currency losses, and partly offset by decreases of $0.6 million in amortization expense and $0.3 million in professional fees.

•
North America – General and administrative expense increased $2.1 million, primarily due to increases of $1.2 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015, $0.5 million in professional fees and $0.2 million in stock-based compensation costs, partly offset by a decrease of $0.4 million in amortization expense.

•
Europe – General and administrative expense decreased by $1.0 million, primarily due to the translation of local currencies into the United States dollar, which resulted in decreased expenses compared to prior years. The decreases in general and administrative expenses were partly offset by net increase of $0.5 million in foreign currency losses.

•
Administrative and Other – General and administrative expense increased by $1.2 million primarily due to increases of $0.5 million in stock-based compensation expense and $0.4 million in personnel costs related to the addition of staff and pay rate increases instituted in January 2015 and a net increase of $0.4 million in foreign currency losses, partly offset by a decrease of $0.9 million in professional fees.

Income taxes

The effective income tax rate for the first half of 2015 was 38.4% as compared to 37.2% for the first half of 2014. The effective income tax rate was higher due to increased operating losses in the first half of 2015 in the Asia/Pacific segments for which no tax benefit was recorded. Based on current information and subject to future events and circumstances, the Company estimates that its 2015 effective tax rate will be between 37% and 39%.

Additional information

At its meeting on July 14, 2015, the Company’s Board of Directors declared a cash dividend of $0.16 per share. The record date for the dividend will be October 1, 2015, and it will be paid on October 22, 2015.

During the second quarter, the Company purchased 254,619 shares of its Common Stock, at an average price of $33.24 per share. The total spent was approximately $8.5 million, which was part of the $50.0 million that the Company’s Board of Directors authorized in February 2015 for repurchases of Common Stock.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, July 24, 2015, at 6:00 am Pacific Time. To participate, callers may dial 866-952-1906. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties, such as statements above regarding steel prices, estimating the 2015 gross profit margin and the 2015 effective tax rate. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission including most recently the Company's Annual Report on Form 10-K under the heading "Item 1A - Risk Factors.". Actual results might differ materially from results suggested by any forward-looking statements in this document. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. The financial information set forth herein is presented on a preliminary unreviewed basis; reviewed data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015, when filed.

The Company's results of operations (unaudited) for the three and six months ended June 30, 2015 and 2014, were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands, except per share data)	2015	2014	2015	2014
Net sales	$216,665	$207,910	$393,156	$376,198
Cost of sales	118,347	111,993	217,340	202,518
Gross profit	98,318	95,917	175,816	173,680
Research and development and engineering expenses	10,517	10,094	20,713	19,794
Selling expenses	23,013	24,213	45,620	46,032
General and administrative expenses	29,794	29,511	58,227	56,435
Gain on disposal of assets	(15)	(34)	(30)	(319)
Income from operations	35,009	32,133	51,286	51,738
Interest income (expense), net	(54)	(15)	(89)	71
Income before taxes	34,955	32,118	51,197	51,809
Provision for income taxes	13,446	11,667	19,637	19,271
Net income	$21,509	$20,451	$31,560	$32,538
Earnings per common share:
Basic	$0.44	$0.42	$0.64	$0.66
Diluted	$0.43	$0.42	$0.64	$0.66
Weighted average shares outstanding:
Basic	49,254	49,011	49,236	48,955
Diluted	49,473	49,227	49,445	49,146
Other data:
Depreciation and amortization	$7,297	$7,102	$14,716	$14,785
Pre-tax equity-based compensation expense	3,293	3,544	6,588	6,201

Cash dividend declared per common share	$0.16	$0.14	$0.30	$0.265

The Company's financial position (unaudited) as of June 30, 2015 and 2014, and December 31, 2014 were as follows:

	June 30,		December 31,
(Amounts in thousands)	2015	2014	2014
Cash and cash equivalents	$248,612	$221,196	$260,307
Trade accounts receivable, net	140,945	137,803	92,015
Inventories	212,293	219,036	216,545
Other current assets	27,188	26,128	35,451
Total current assets	629,038	604,163	604,318
Property, plant and equipment, net	206,837	206,563	207,027
Goodwill	124,827	129,231	123,881
Other noncurrent assets	35,155	43,377	37,839
Total assets	$995,857	$983,334	$973,065
Trade accounts payable	$26,915	$27,119	$22,860
Notes payable and lines of credit	—	62	18
Other current liabilities	80,829	78,274	71,602
Total current liabilities	107,744	105,455	94,480
Other long-term liabilities	16,773	12,603	15,120
Stockholders' equity	871,340	865,276	863,465
Total liabilities and stockholders' equity	$995,857	$983,334	$973,065

Additional financial data of the Company (unaudited) for the three and six months ended June 30, 2015 and 2014, were as follows:

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(Amounts in thousands)	2015	2014	change*	2015	2014	change*
Net Sales by Reporting Segment
North America	$183,381	$168,600	9%	$333,705	$305,482	9%
Europe	30,627	35,041	(13)%	53,414	62,688	(15)%
Asia/Pacific	2,657	4,269	(38)%	6,037	8,028	(25)%
Total	$216,665	$207,910	4%	$393,156	$376,198	5%
Net Sales by Product Group**
Wood Construction	$184,133	$176,363	4%	$335,512	$321,042	5%
Concrete Construction	32,375	31,493	3%	57,385	55,031	4%
Other	157	54	N/M	259	125	N/M
Total	$216,665	$207,910	4%	$393,156	$376,198	5%
Gross Profit by Reporting Segment
North America	$86,744	$80,698	7%	$155,452	$147,990	5.0%
Europe	11,984	14,207	(16)%	20,681	23,971	(14)%
Asia/Pacific	(306)	850	(136)%	203	1,606	(87)%
Administrative and all other	(104)	162	N/M	(520)	113	N/M
Total	$98,318	$95,917	3%	$175,816	$173,680	1.2%
Income (Loss) from Operations
North America	$35,249	$30,123	17%	$55,715	$52,685	6%
Europe	3,328	3,755	(11)%	1,696	2,836	(40)%
Asia/Pacific	(1,371)	(484)	(183)%	(2,174)	(1,636)	(33)%
Administrative and all other	(2,197)	(1,261)	N/M	(3,951)	(2,147)	N/M
Total	$35,009	$32,133	9%	$51,286	$51,738	(1)%

*	Unfavorable percentage changes are presented in parenthesis.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."
For further information, contact Tom Fitzmyers at (925) 560-9030.